 Strategic Environmental & Energy Resources, Inc 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS

March 24, 2014	OTC: SENR

Strategic Environmental & Energy Resources, Inc. Reports Results for Fourth Quarter and Full Year Ended December 31, 2013

Revenue up 70% to $11.6 million from $6.8 million

Net loss reduced by 49% year over year

Company closes $4.0 million private placement to fund growth initiatives

Current assets up 164%, total assets up 128%, long-term liabilities reduced 25%

GOLDEN, Colo. – Strategic Environmental & Energy Resources, Inc. (SEER) (OTC: SENR), a leading provider of patented and proprietary technologies and services to the renewable fuels, waste management and oil and gas industries, today announced results for its fourth quarter and year ended December 31, 2013.

Fourth Quarter Results

Fourth quarter revenue increased 49% to $3.1 million from revenue of $2.1 million in the fourth quarter last year. Product revenue increased 80% to $0.83 million from $0.46 million year over year. Services revenue increased 40% to $2.3 million from $1.6 million for the comparative fourth quarters. The higher revenue was attributable primarily to growing demand for the Company’s waste stream renewable fuels technology in landfills and general industrial services in the refineries. SEER reported a net loss attributable to stockholders of $0.4 million, or $0.01 per share, versus a net loss of $0.3 million, or $0.01 per share, in the fourth quarter last year. Fourth quarter consolidated net loss was attributable to costs related to the manufacturing and rollout of CoronaLux™ units by the Company’s Paragon Waste Solutions subsidiary.

Full Year Results

For 2013, total revenue increased 70% to $11.6 million from $6.8 million as demand for SEER’s environmental technologies and services increased across the board. Product revenue, comprised of MV Technologies’ waste stream management and renewable fuels solutions, increased 134% to $3.4 million from $1.4 million year over year. Services revenue, comprised of industrial and railcar cleaning solutions, increased 53% to $8.2 million from $5.4 million.

Total operating expenses increased 47% year over year as growth in costs of products and services tracked higher revenue. Selling, general and administrative expenses, however, increased only 9% relative to the Company’s 70% revenue growth rate. This was attributable to SEER’s nimble and scalable business model combined with ongoing efforts to control costs and operate more efficiently. Overall, the Company achieved a 53% reduction in operating loss to $0.7 million versus $1.6 million in 2012. The consolidated operating expense increase and operating loss was attributable to expenditures and costs incurred in the Paragon division to facilitate growth. Net loss attributable to SEER stockholders improved by 58% to $0.6 million, or $0.01 per share, from $1.5 million, or $0.05 per share, a year ago.

Balance Sheet Highlights

SEER’s cash balance at year-end was $2.4 million, up from $0.1 million a year ago. Total current assets increased 164% year over year to $4.2 million from $1.6 million. Total assets increased 128% year over year to $6.4 million from $2.8 million. In 2013 the Company reduced its long-term liabilities by 25% to $0.8 million from $1.0 million.

“From a financial performance perspective, SEER’s core industrial/environmental businesses significantly increased revenue in 2013and otherwise performed very well,” said J. John Combs III, chairman and CEO. “Our MV Technologies subsidiary grew revenue by 134%, our REGS services revenue increased by 89%, and our rail division revenue remained solid and profitable. During 2013, we continued to invest aggressively in our Paragon Waste Solutions division as we finalized product development and conducted several successful pilot test programs with potential customers. Since Paragon had not yet begun contributing to revenue in 2013, these budgeted investments impacted our bottom line for the year as expected. In the fourth quarter of 2013 and first quarter of 2014, however, Paragon secured multiple customer commitments totaling approximately $1.0 million in up-front license fees and on-going revenue-split royalties or monthly licensing payments commencing in 2014. Accordingly, we expect Paragon to contribute to revenue and overall profitability in 2014 and beyond. With a corporate overhead structure relatively fixed in relation to our anticipated revenue growth, we are confident we will achieve increasing and sustainable profitability over the long term.”

About Strategic Environmental & Energy Resources, Inc.

Strategic Environmental & Energy Resources, Inc. (SEER) identifies, secures, and commercializes patented and proprietary environmental technologies in several multibillion dollar sectors (including oil & gas, renewable fuels, and all types of waste management, both solid and gaseous) for the purpose of either destroying/minimizing hazardous waste streams more safely and at lower cost than any competitive alternative, and/or processing the waste for use as a renewable fuel for the benefit of the customers and the environment. SEER has three wholly-owned operating subsidiaries: REGS, LLC; Tactical Cleaning Company, LLC; MV Technologies, LLC; and a majority-owned subsidiary, Paragon Waste Solutions, LLC.

For more information about the Company visit: www.seer-corp.com

Safe Harbor Statement

This press release contains "forward-looking statements" within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes," "looking ahead," "anticipates," "estimates," and other terms with similar meaning.  Specifically, statements about demand for, and effectiveness of, the Company's products and services are forward looking statements.  Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Such forward-looking statements should not be construed as fact. Statements in this press release regarding the impact and ability of the Company’s products to handle the future needs of customers, the potential for additional orders for the Company’s products, and expectations for growth and profitability are forward-looking statements. The information contained in such statements is beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contacts:

J. John Combs III

Chief Executive Officer

303-295-6297

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

jay@pfeifferhigh.com

303-393-7044

Strategic Environmental & Energy Resources, Inc.

Consolidated Statements of Operations

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenue:
Products	$832,300	$462,300	$3,375,600	$1,439,800
Services	2,284,100	1,626,200	8,238,400	5,401,600
Total revenue	$3,116,400	$2,088,500	$11,614,000	$6,841,400
Operating Expenses:
Products costs	653,300	300,500	2,288,200	1,037,800
Services costs	1,720,200	1,145,200	6,183,900	3,832,500
Selling, general and administrative expenses	1,111,000	907,100	3,889,900	3,548,900
Total operating expenses	3,484,500	2,352,800	12,362,000	8,419,200
Loss from operations	(368,100)	(264,300)	(748,000)	(1,577,800)
Other income (expenses):
Interest income	0	1,300	4,000	1,300
Interest Expense	(59,600)	(77,200)	(147,500)	(347,400)
Penalties and late fees	(8,200)	(7,700)	(13,100)	(26,200)
Gain (loss) on conversion of debt to equity	300	—	—	305,800
Gain on debt settlements	2,900	—	11,400	—
Other	100	(44,800)	34,600	(44,800)
Total non-operating expenses, net	(64,500)	(128,400)	(110,600)	(111,300)
Net loss	$(432,600)	$(392,700)	$(858,600)	(1,689,100)
Less: Net loss attributable to non-controlling
Interest	(72,300)	(97,400)	(238,900)	(199,700)
Net loss attributable to SEER
common stockholders	$(360,300)	$(295,300)	$(619,700)	$(1,489,400)
Net loss per share, basic and diluted	$(0.01)	$(0.01)	$(0.01)	$(0.05)
Weighted average shares outstanding
- basic and diluted	45,665,623	39,441,936	43,251,500	32,963,000

Strategic Environmental & Energy Resources, Inc.

Consolidated Balance Sheets

	December 31,	December 31,
ASSETS	2013	2012
Current assets:
Cash	$2,419,100	$70,400
Cash – restricted	250,000	220,000
Accounts receivable, net	1,170,000	1,173,800
Cost and estimated earnings in	78,500	35,500
excess billings on uncompleted contracts
Inventory	22,400	46,000
Prepaid expenses and other assets	253,000	41,600
Total current assets	4,193,000	1,587,300
Property and equipment, net	1,762,900	752,100
Intangible assets, net	379,500	450,900
Other assets	36,800	9,400
Total assets	$6,372,200	$2,799,700
LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,506,800	$1,323,300
Accrued liabilities	924,200	499,100
Billings in excess of costs and	170,300	327,400
estimated earnings on uncompleted contracts
Current portion of payroll taxes payable	250,600	335,400
Customer deposit	118,000	—
Current portion of notes payable and
capital lease obligations	504,700	319,800
Notes payable – related parties,
including accrued interest	136,900	190,400
Total current liabilities	3,611,500	2,995,400
Payroll taxes payable, net of current portion	720,800	745,400
Notes payable and capital lease obligations,
net of current portion	48,100	281,600
Total liabilities	4,380,400	4,022,400
Stockholders’ deficit:
Common stock	47,900	40,300
Common stock subscribed	50,000	100,000
Additional paid-in capital	14,597,700	10,532,200
Stock subscription receivable	(50,000)	(100,000)
Accumulated deficit	(12,215,200)	(11,595,500)
Non-controlling interest	(438,600)	(199,700)
Total stockholders’ equity (deficit)	1,991,800	(1,222,700)
Total liabilities and stockholders’ deficit	$6,372,200	$2,799,700